INTERNATIONAL GROWTH AND INCOME FUND, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND

This certifies that                                 is the owner of fully paid and nonassessable Common Shares of Capital Stock, of the Class/Series and number indicated above, of the International Growth and Income Fund, Inc., each of the par value of One Tenth of One Cent, transferable on the books of the Corporation by the holder thereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.  This certificate is not valid unless countersigned by the Transfer Agent.  (See reverse for certain abbreviations..

Witness, the facsimile signatures of duly authorized officers of the Corporation.

Dated:

Secretary	President

The issuer of the shares represented by this certificate will furnish to any shareholder upon request and without charge a full statement of the designations, preferences, limitations and relative rights of the shares of each class and series authorized to be issued, the variations in the relative rights and preferences between the shares of each class and series insofar as the same have been fixed and determined, and the authority of the board of directors or trustees to fix and determine the relative rights and preferences of classes and series of shares of the issuer.  If you would like a copy of the full statement, please write to the secretary of the issuer or its transfer agent.

Class B and Series B shares redeemed within six years of their purchase are subject to a deferred sales charge of up to 5%.  Class C and series C shares redeemed within one year of their purchase are subject to a deferred sales charge of 1%. In addition, during the month following the 96-month period that begins on the first day of the month in which class B and series B shares are purchased, such shares (along with shares of the same class and series purchased through reinvestment of dividends and other distributions on such shares) will automatically convert to class A shares (or common shares) on the basis of then current relative net asset values per share.  Similarly, during the month following the 120-month period that begins on the first day of the month in which class C and series C shares are purchased, such shares (along with shares of the same class and series purchased through reinvestment of dividends and other distributions on such shares) will automatically convert to class F shares (or alternative common shares, series F) on the basis of then current relative net asset values per share. The issuer may suspend such conversion in certain limited circumstances, in which case an exchange privilege will apply.  The issuer may require tender of this certificate prior to any conversion or exchange.  IF SUCH TENDER IS NOT REQUIRED, THE NUMBER OF SHARES REPRESENTED BY THIS CERTIFICATE AFTER SUCH CONVERSION OR EXCHANGE WILL BE DIFFERENT THAN THE NUMBER INDICATED ON THE FACE OF THIS CERTIFICATE.  Shareholders may return this certificate after any conversion or exchange and obtain a new certificate (or certificates) representing the actual number and type of shares owned.

NOTE:  SHARES REPRESENTED BY THIS CERTIFICATE MAY BE REDEEMED WITHOUT THE CONSENT OR APPROVAL OF THE SHAREHOLDER FOR THE THEN CURRENT NET ASSET VALUE PER SHARE IF AT SUCH TIME THE SHAREHOLDER OWNS OF RECORD SHARES HAVING AN AGGREGATE NET ASSET VALUE OF LESS THAN THE MINIMUM INITIAL INVESTMENT AMOUNT.

EXPLANATION OF ABBREVIATIONS

The following abbreviations, when used in the registration on the face of this certificate, shall have the meanings assigned below:

ADM	- Administratrix	FBO	- For the benefit of	TTEE	- Trustee
	- Administrator	GDN	- Guardian	U/A	- Under agreement
COM PROP	- Community property	JT TEN JTWROS	- Joint tenants with right of survivorship	UDT	- Underdeclaration of trust
CONS	- Conservator			UGMA/(State)	- Uniform Gifts to Minors Act in effect in the state indicated
CUST	- Custodian	LIFE TEN	- Life tenant
DTD	- Dated	(STATE)/TOD	- Uniform Transfer on Death Act in effect in the state indicated	UTMA/(State)	- Uniform Transfers to Minors Act in effect in the state indicated
EST	- Estate - Of the estate	TR	Trust	U/W	- Last will and testament of Under last will and testament Under the will of Of the will of
ET AL	- And others of	TEN COM	- Tenants in common
EXEC	- Executor - Executrix	TEN ENT	- Tenants by the entireties

Note:  Abbreviations refer where appropriate to the singular or plural, male or female.  Other abbreviations may also be used, including U.S. Postal Service two-letter state abbreviations.

REQUIREMENTS:  The signature(s) on this assignment must correspond exactly with the name(s) written on the face of the certificate in every particular. Signature(s) must be guaranteed by an "eligible guarantor," such as a bank, savings association or credit union that is federally insured or a member firm of the National Association of Securities Dealers, Inc. A NOTARY PUBLIC IS NOT AN ACCEPTABLE GUARANTOR.

For value received, the undersigned hereby sell, assign, and transfer                        shares of the issuer represented by this certificate to:

(PLEASE PRINT OR TYPE NAME AND ADDRESS OF ASSIGNEE)

and do hereby irrevocably constitute and appoint                                            attorney to transfer these shares on the books of the issuer with full power of substitution.

Signature of owner	Date

Signature of co-owner, if any	Date

IMPORTANT:  BEFORE SIGNING, PLEASE READ AND COMPLY WITH THE REQUIREMENTS PRINTED ABOVE.

Signature(s) guaranteed by: ______________________________________________________________________